Exhibit 10.1

FORM OF SHARE TRANSFER AGREEMENT

Transferor (hereinafter referred to as “Party A”):

ID Number:

Transferee (hereinafter referred to as “Party B”): RAE Systems Asia (Hong Kong) Ltd.

Legal representative: Mr. Robert I. Chen

Assenting Party: Beijing Ke Li New Technologies Development Company

Legal representative: Mr. Xie Wei

RAE-KLH Technologies (Beijing) Company Limited (the “RAE-KLH”) has a registered capital of RMB 90,000,000. For the ease of formulation, such registered capital is herein divided into 90,000,000 shares with the value of RMB 1.00 per share. The undersigned Party A and Party B are both shareholders to RAE-KLH. Party A holds                 % of the total shares of RAE-KLH representing                  shares, and Party B holds 64% of the total shares of RAE-KLH representing 57,600,000 shares.

Party A intends to transfer his RAE-KLH shares to Party B, and Party B agrees to accept such transfer. Beijing Ke Li New Technologies Development Company, as the investor of RAE-KLH, has become fully aware of, and informed about, the matters pertaining to the transfer between Party A and Party B of the capital contribution amount and the related rights and interests under the terms of this Agreement. Upon a decision by its policy-making body, Beijing Ke Li New Technologies Development Company assents to the execution of this Agreement by Party A and Party B, and hereby waives its right of first refusal to purchase the capital contribution amount and the related rights and interest as contemplated by this Agreement.

After consultation, Party A and Party B hereby agree to the following in respect of the share transfer:

1.	Share transfer price, payment terms, and related matters

1.1	As of the date of effectiveness of this Agreement, Party A shall transfer to Party B all of his non-employee shares in RAE-KLH and 50% of his employee shares in RAE-KLH, i.e., shares, at a price in cash of RMB 2.2 (or, if the price is calculated in US dollars, the exchange rate as of the date of closing shall prevail, same hereinafter) per share, with an aggregate of RMB .

1.2

Party A and Party B hereby agree that the remaining employee shares in RAE-KLH held under the name of Party A shall be transferred in its entirety to Party B at a price in cash of RMB 2.2 per share within five (5) years after the completion of the transfer hereunder. Party A shall transfer 40% of the total number of such remaining shares, representing

                 shares, in the 3rd year (i.e., 2009) after the transfer hereunder, 30% of the total number of such remaining shares, representing                  shares, in the 4th year (i.e., 2010), and 30% of the total number of such remaining shares, representing                  shares, in the 5th year (i.e., 2011).

1.3	Upon the completion of the transfer contemplated hereunder, the employee shares of RAE-KLH held by Party A not transferred hereunder shall bear the nature of convertible preferred shares. Regardless of the operation results of RAE-KLH, the dividend yield rate shall be fixed at 3% single interest rate per annum (which interest shall be payable by RAE Systems Asia (Hong Kong) Ltd.), and the dividends shall be paid together with the corresponding payments of the transfer prices. Such shares shall bear no more voting right.

1.4	If RAE-KLH conducts an IPO in China, and Party A still holds convertible preferred shares not yet transferred upon the consummation of the IPO, then Party A shall have the right to request the shares be transferred to Party B at the price of RMB 2.2 per share, or be converted into original issue shares in proportion to the ratio of its equity interest, or be transferred in part and converted to original issue shares in part. The specific matters shall be subject to separate negotiations and agreement between Party A and Party B on the occasion.

1.5	In the event that RAE-KLH voluntarily dismisses Party A or any employee of RAE-KLH represented by Party A from employment before all the shares of Party A have been transferred to Party B, Party B must acquire all the remaining shares then held by Party A at the price of RMB 2.2 per share.

1.6	In the event of a transfer, liquidation, or other circumstance on the part of RAE-KLH which affects Party A’s interest, Party B shall acquire all the remaining shares then held by Party A at the price of RMB 2.2 per share.

1.7	Within thirty (30) days of the date of effectiveness of this Agreement, Party B shall pay the share transfer price to Party A in cash and in single lump sum according to the type of currency and amount set forth in Clause 1 of this Article.

1.8	The transfer prices for the shares to be transferred within five (5) years as contemplated under Clause 2 of this Article shall be paid by Party B to Party A, together with the interest accrued thereon, in single lump sum prior to June 30 of the applicable year during which the pertinent transfer shall occur.

2.

Party A shall guarantee that it has the full and absolute disposal right to the shares to be transferred to Party B hereunder as well as the shares to be transferred to Party B within five years after the transfer hereunder. Party A shall also guarantee that all such shares are clear of and free from any pledge or other encumbrance of any kind whatsoever, and are not subject to any attachment or any recourse of any third party; otherwise, Party A shall bear all the economic and legal liabilities arising therefrom.

3.	Upon the completion of closing of the share transfer hereunder, the transferee shall enjoy the shareholder’s rights and interests and undertake the shareholder’s obligations in proportion to the ratio of its equity interest in RAE-KLH, and the transferor shall relinquish its shareholder’s status and its shareholder’s rights and interests in the same proportion.

4.	Disposition of undistributed profit generated before the commencement of operation of RAE-KLH as an equity joint venture:

4.1	For the disposition of the undistributed profit of RAE-KLH before the commencement of its operation as an equity joint venture, the provisions stipulated in the Joint Venture Contract for RAE-KLH and appendixes annexed thereto shall be applicable. The share transfer hereunder shall not affect the ongoing distribution of the undistributed profit.

5.	When Party B handles the procedures for the change of shareholders, equity interest, and articles of association of the company and for the amendment of the industrial and commercial registration, in connection with the share transfer, Party A shall provide to Party B with its active assistance and cooperation.

6.	Liabilities for breach of contract

6.1	Upon the effectiveness of this Agreement, each of the Parties shall perform all its obligations hereunder and fully comply with all terms and conditions hereof. If either Party fails to fully perform its obligations hereunder, it shall bear the liabilities according to law and this Agreement.

6.2	If the share transfer fails to be consummated on schedule due to any reason on the part of Party A, Party A shall pay to Party B 30% of the total value of the shares then remaining held by Party A (calculated at RMB 2.2 per share) as a default penalty. If Party B sustains any loss due to the breach by Party A and the actual loss exceeds the amount of the default penalty payable by Party A, then Party A shall provide an additional compensation.

6.3	If Party B fails to pay the transfer price to Party A on schedule, Party B shall pay to Party A 30% of the total value of the shares then remaining held by Party B (calculated at RMB 2.2 per share) as a default penalty. If Party A sustains any loss due to the breach by Party B and the actual loss exceeds the amount of the default penalty payable by Party B, then Party B shall provide an additional compensation.

6.4	RAE-KLH hereby provides a guarantee for RAE Systems Asia (Hong Kong) Ltd.’s performance of this Agreement.

7.	Modification or termination of this Agreement

This Agreement may be modified or terminated upon mutual agreement of Party A and Party B, in which case, Party A and Party B shall enter into a separate modification or termination agreement.

8.	Dispute resolution

Any dispute arising from or in connection with this Agreement shall be solved through friendly consultation between the Parties. Any dispute which is unable to be solved through consultation shall be settled through arbitration by an arbitration commission.

9.	This Agreement shall have three counterparts and shall take effect upon signature and seal by Party A and Party B.

10.	Chinese version of this Agreement shall prevail.

11.	The Nominee Shareholding Agreement as the annexed hereto shall take effect simultaneously with this Agreement.

Transferor:

June 9, 2006

Transferee: RAE Systems Asia (Hong Kong) Ltd.

July 12, 2006

Assenting Party: Beijing Ke Li New Technologies Development Company

Legal Representative: Mr. Xie Wei

Date:

Summary

Selling Stockholders

Stock Shares to be Sold

Name of Proxy Holder	Total Shares	July 2006 Sales	July 2009 Sales	July 2010 Sales	July 2011 Sales
Li Changwu	6,785,676	3,973,075	1,125,040	843,780	843,781
Lv Guiyun	5,762,951	4,179,267	633,473	475,105	475,106
Qui Wenfeng	7,151,965	3,872,159	1,311,922	983,942	983,942
Zhu Gang	8,822,186	5,444,697	1,350,996	1,013,247	1,013,246

Total Stock Sold to RAE Systems	28,522,778	17,469,198	4,421,431	3,316,074	3,316,075